Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contacts:	G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052 Ken Dennard, Managing Partner Karen Roan, Sr. VP DRG&L / 713-529-6600

AMERISAFE ANNOUNCES 2010 THIRD QUARTER RESULTS

Board Extends Share Repurchase Program

DeRidder, LA—November 4, 2010—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of hazardous workers’ compensation insurance, today announced results for the third quarter ended September 30, 2010.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
	(in thousands, except per share data)
Net premiums earned	$54,412	$58,133	(6.4)%	$162,452	$193,926	(16.2)%
Net investment income	6,569	6,877	(4.5)%	19,784	21,231	(6.8)%
Net realized gains (losses) on investments (pre-tax)	(561)	1,956	(128.7)%	2,284	1,999	14.3%
Net income	4,358	15,071	(71.1)%	26,059	39,834	(34.6)%
Diluted earnings per share	$0.23	$0.74	(68.9)%	$1.36	$1.95	(30.3)%
Book value per share	$17.26	$15.94	8.3%	$17.26	$15.94	8.3%
Net combined ratio	101.7%	79.3%		93.4%	84.0%
Return on average equity	5.5%	19.3%		11.2%	17.8%

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “We are disappointed with our third quarter results, which reflect increasing claims frequency and severity in the quarter. I am concerned that state-mandated loss costs and premiums may not accurately reflect the claim trends in some of the states in which we operate. We have launched a number of initiatives relating to underwriting and pricing to further improve our risk selection and ensure that we are pricing those risks appropriately.”

Insurance Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
	(in thousands)
Gross premiums written	$52,197	$55,119	(5.3)%	$176,281	$207,085	(14.9)%
Net premiums earned	54,412	58,133	(6.4)%	162,452	193,926	(16.2)%
Loss and loss adjustment expenses incurred	46,660	33,358	39.9%	117,998	120,647	(2.2)%
Underwriting and certain other operating costs, commissions and salaries and benefits	8,357	12,535	(33.3)%	33,201	41,778	(20.5)%
Policyholder dividends	252	201	25.4%	726	523	38.8%
Underwriting profit (loss) (pre-tax)	(857)	12,039	(107.1)%	10,527	30,978	(66.0)%

Insurance Ratios:
Current accident year loss ratio	95.5%	69.0%		81.2%	69.0%
Prior accident year loss ratio	(9.7)%	(11.6)%		(8.6)%	(6.8)%

Net loss ratio	85.8%	57.4%		72.6%	62.2%
Net underwriting expense ratio	15.4%	21.6%		20.4%	21.5%
Net dividend ratio	0.5%	0.3%		0.4%	0.3%

Net combined ratio	101.7%	79.3%		93.4%	84.0%

•

Gross premiums written declined in the three and nine month periods. Voluntary premiums written decreased 13.8% in the quarter and 11.5% for the nine months ended September 30, 2010 compared to the same periods in 2009. Additionally, payroll audits and related premium adjustments for policies written in previous periods reduced premiums $6.6 million in the third quarter and $24.7 million in the nine months ended September 30, 2010. In 2009, these premium adjustments reduced premium $13.2 million in the third quarter and $20.9 million for the nine months ended September 30.

•

In the third quarter, the Company increased the current accident year loss ratio for 2010 from 74.0% to 81.2%. Frequency and severity of claims were the primary factors. Severity was driven by fewer medical only claims and extended duration. However, during the quarter the Company experienced favorable case development for prior accident years which reduced loss and loss adjustment expenses by $5.3 million. Accident years 2005, 2006 and 2007 were the primary contributors to the favorable development, partially offset by unfavorable development in accident year 2009.

•

The underwriting expense ratio for both the quarter and nine months ended September 30, 2010 was down from the prior year periods. In the quarter, the Company benefited from rate reductions for certain loss-based assessments and lower fixed costs.

Geoff Banta, President and Chief Operating Officer, noted, “Recent claims experience has moved us to increase the current accident year loss ratio. We believe that we are taking the appropriate steps to maintain underwriting profitability. Prior year claims developed favorably, our policy retention rate remains high at 93%, and we have been successful in holding the line on expenses.

“Going forward, we will continue to work to improve our risk selection and pricing, keeping AMERISAFE in a position to take advantage of opportunities as market conditions improve in our industry.”

Investment Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
	(in thousands)
Net investment income	$6,569	$6,877	(4.5)%	$19,784	$21,231	(6.8)%
Net realized gains (losses) on investments (pre-tax)	(561)	1,956	(128.7)%	2,284	1,999	14.3%
Pre-tax investment yield	3.3%	3.4%		3.3%	3.5%
Tax equivalent yield (1)	4.6%	4.7%		4.6%	4.7%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	The carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $806.1 million and the fair value of the portfolio was $841.3 million at September 30, 2010.

Supplemental Information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Shares repurchased	213,318	—	612,466	—
Average price of shares repurchased, including commissions	$17.51	—	$16.94	—
Effective tax rate	10.5%	27.2%	18.4%	26.1%

•

The Board has renewed the Company’s previously authorized share repurchase program for one year, to December 31, 2011. In addition, the Board authorized a new limit of up to $25 million effective October 1, 2010. As of September 30, 2010, AMERISAFE had spent approximately $10.4 million on its share repurchase program.

•	The ratio of tax-free investment income to pre-tax income, coupled with changes in the valuation allowance resulted in a significant drop in the effective tax rate from prior periods.

Reconciliation of GAAP and Non-GAAP measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands, except share and per share data)
Net income	$4,358	$15,071	$26,059	$39,834
Less: Net realized capital gains (losses)	(561)	1,956	2,284	1,999
Tax effect (1)	(1)	(7)	(11)	(22)

Operating net income (2)	4,920	13,122	23,786	37,857

Average shareholders’ equity (3)	$317,301	$311,774	$310,310	$299,273
Less: Average other comprehensive income (loss)	271	(1,114)	1,569	1,332

Adjusted average shareholders’ equity	317,030	310,660	308,741	297,941

Diluted weighted average common shares	18,982,574	19,273,287	19,155,258	19,247,406
Portion allocable to common shareholders (4)	100.0%	94.1%	100.0%	94.1%
Return on average equity (5)	5.5%	19.3%	11.2%	17.8%
Operating return on average equity (2)	6.2%	16.9%	10.3%	16.9%
Diluted earnings per common share	$0.23	$0.74	$1.36	$1.95
Operating earnings per common share (2)	$0.26	$0.64	$1.24	$1.85

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes. The change in valuation allowance increased tax expense by $0.2 million for the three months ended and decreased tax expense by $0.8 million for the nine months ended September 30, 2010.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures, and management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity, including redeemable preferred stock for the same period used in determining the numerator. On December 31, 2009, the Company redeemed all outstanding shares of its Series C and D redeemable preferred stock for $25.9 million.
(4)	The portion allocable to common shareholders relates to the two-class method of calculating earnings per share.
(5)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.

Conference Call Information

AMERISAFE has scheduled a conference call for November 5, 2010, at 10:30 a.m. Eastern Time. To participate in the conference call dial 480-629-9772 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 12, 2010. To access the replay, dial 303-590-3030 and use the pass code 4373781#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2009. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
Revenues:
Gross premiums written	$52,197	$55,119	$176,281	$207,085
Ceded premiums written	(5,334)	(4,051)	(14,576)	(14,115)

Net premiums written	$46,863	$51,068	$161,705	$192,970

Net premiums earned	$54,412	$58,133	$162,452	$193,926
Net investment income	6,569	6,877	19,784	21,231
Net realized gains (losses) on investments	(561)	1,956	2,284	1,999
Fee and other income	118	242	495	1,083

Total revenues	60,538	67,208	185,015	218,239

Expenses:
Loss and loss adjustment expenses incurred	46,660	33,358	117,998	120,647
Underwriting and other operating costs	8,357	12,535	33,201	41,778
Interest expense	400	417	1,160	1,411
Policyholder dividends	252	201	726	523

Total expenses	55,669	46,511	153,085	164,359

Income before taxes	4,869	20,697	31,930	53,880
Income tax expense	511	5,626	5,871	14,046

Net income	$4,358	$15,071	$26,059	$39,834

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
Basic EPS:
Net income available to common shareholders	$4,358	$15,071	$26,059	$39,834

Portion allocable to common shareholders	100.0%	94.1%	100.0%	94.1%
Net income allocable to common shareholders	$4,358	$14,178	$26,059	$37,468

Basic weighted average common shares	18,528,110	18,862,044	18,711,097	18,854,169
Basic earnings per share	$0.24	$0.75	$1.39	$1.99

Diluted EPS:
Net income allocable to common shareholders	$4,358	$14,178	$26,059	$37,468

Diluted weighted average common shares:
Weighted average common shares	18,528,110	18,862,044	18,711,097	18,854,169
Stock options	448,304	397,835	437,779	382,675
Restricted stock	6,160	13,408	6,382	10,562

Diluted weighted average common shares	18,982,574	19,273,287	19,155,258	19,247,406
Diluted earnings per common share	$0.23	$0.74	$1.36	$1.95

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Investments	$751,253	$737,297
Cash and cash equivalents	54,816	63,188
Amounts recoverable from reinsurers	97,611	81,878
Premiums receivable, net	143,224	151,570
Deferred income taxes	32,898	28,489
Deferred policy acquisition costs	18,651	18,128
Deferred charges	3,323	3,030
Other assets	33,642	35,229

	$1,135,418	$1,118,809

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$541,319	$534,655
Unearned premiums	121,753	122,500
Insurance-related assessments	34,360	40,072
Subordinated debt securities	36,090	36,090
Other liabilities	83,694	83,075
Total shareholders’ equity	318,202	302,417

Total liabilities and shareholders’ equity	$1,135,418	$1,118,809

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